Exhibit 23.7

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers, we hereby consent to the inclusion of information included in this Registration Statement on Form S-4 of IE PubCo Inc. and any amendments thereto (the “Registration Statement”) with respect to the information from our firm’s reserves reports dated August 27, 2021, prepared for Bridge Energy LLC as of December 31, 2020, in reliance upon the reports of this firm and upon the authority of this firm as experts in petroleum engineering. We hereby further consent to the reference to this firm under the heading “Experts” in the prospectus, which is a part of the Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons
Danny D. Simmons, P.E.
President and Chief Operating Officer

Houston, Texas

October 8, 2021

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